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                                                                     Exhibit 3.1


                            CERTIFICATE OF AMENDMENT
                                       OF
                          FLORAFAX INTERNATIONAL, INC.


      The undersigned Vice President of Florafax International, Inc. (the "Corporation"), does hereby certify under the seal of said Corporation as follows:

      1: The name of the Corporation is Florafax International, Inc. and the original name under which the Corporation was formed is Spotts Florafax Corporation.

      2: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State, State of Delaware, on October 29, 1970.

      3: This Certificate of Amendment was duly adopted in accordance
Section 242 of the Delaware General Corporation Law.

      4: Article I and Article IV of the Certificate of Incorporation are amended to read in their entirety as follows:





                                   ARTICLE I

      The name of the Corporation is GERALD STEVENS, INC.

                                   ARTICLE IV

      The total number of shares which this Corporation is authorized to issue is Two Hundred Fifty Million (250,000,000) shares of Common Stock, par value $0.01 per share, and Six Hundred Thousand (600,000) shares of Preferred Stock, par value $10.00 per share.

      The Preferred Stock shall be issued in one or more series. The Board of Directors is hereby expressly authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any series and the designation, relative rights, preferences and limitations of all shares of such series. The authority of the Board of Directors with respect to each series shall include, without limitation thereto, the determination of any or all of the following and the shares of each series may vary from the shares of any other series in the following respects:

      (a) The number of share constituting such series and the designation thereof to distinguish the shares of such series from the share of all other series;

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      (b) The annual dividend rate on the shares of that series and whether such dividends shall be cumulative and, if cumulative, the date from which dividends shall accumulate;

      (c) The redemption price or prices for the particular series, if redeemable, and the terms and conditions of such redemption;

      (d) The preference, if any, of shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation;

      (e) The voting rights, if any, in addition to the voting rights prescribed by law and the terms of exercise of such voting rights;

      (f) The right, if any, of shares of such series to be converted into shares of any other series or class and the terms and conditions of such conversion; and

      (g) Any other relative rights, preferences and limitations of that series.

      IN WITNESS WHEREOF, I have signed this Certificate of Amendment and caused the corporate seal of the Corporation to be hereunto affixed this 30th day of April, 1999.



                                                /s/ Jeffrey M. Mattson
                                               ---------------------------------
                                               Jeffrey M. Mattson
                                               Vice President



(SEAL)






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